Exhibit 99.1

September 30,
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Robert D. Stiles
Chief Financial Officer
T: +352 2469 7903
E: robert.stiles@altisource.lu

ALTISOURCE ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Luxembourg, Luxembourg, 16 February 2012

Altisource™ (NASDAQ: ASPS) today reported Net Income Attributable to Altisource of $25.7 million or $1.02 per diluted share for the fourth quarter ended December 31, 2011 ($71.1 million or $2.77 per diluted share for the year then ended). This compares with Net Income Attributable to Altisource of $16.8 million or $0.64 per share for the fourth quarter of 2010 ($49.3 million or $1.88 per diluted share for the year then ended).

Service Revenue for the fourth quarter of 2011 was $104.4 million, up 40% compared to the fourth quarter of 2010 ($334.8 million for the year ended December 31, 2011, up 36% compared to 2010).

Fourth quarter highlights include:

•	Average loans serviced by the Company’s largest customer Ocwen® on the REALServicing® platform was 0.6 million for the quarter.

•	Generated cash flow from operations for the quarter of $42.9 million representing $0.41 for every dollar of Service Revenue.

•	Acquired 0.6 million shares of stock for the quarter under the stock repurchase program at an average price of $44.49 per share.

Gross margin for the fourth quarter improved when compared to the quarter ended September 30, 2011. On a consolidated basis, the fourth quarter increase was primarily driven by Mortgage Services’ mix of services and the expansion of insurance services operations.

From an operating margin perspective, margins for the total Company improved in the quarter when compared to the quarter ended September 30, 2011 by 500 basis points to 30% of Service Revenue. This reflects faster growth in the higher margin Mortgage Services segment and slower growth in Corporate costs.

Financial Results

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Service Revenue	$104,355	$74,301	$334,758	$247,026
Reimbursable Expenses	25,141	14,409	82,074	47,449
Cooperative Non-controlling Interest	2,460	2,767	6,855	6,903

Total Revenue	131,956	91,477	423,687	301,378
Cost of Revenue	59,323	42,008	193,775	141,610
Reimbursable Expenses	25,141	14,409	82,074	47,449

Gross Profit	47,492	35,060	147,838	112,319
Selling, General and Administrative Expenses	16,644	18,077	62,131	57,352

Income from Operations	30,848	16,983	85,707	54,967
Other Income (Expense), net	(91)	138	203	804

Income Before Income Taxes and Non-controlling Interests	30,757	17,121	85,910	55,771
Income Tax (Provision) Benefit	(2,566)	2,432	(7,943)	403

Net Income	28,191	19,553	77,967	56,174
Net Income Attributable to Non-controlling
Interests	(2,460)	(2,767)	(6,855)	(6,903)

Net Income Attributable to Altisource	$25,731	$16,786	$71,112	$49,271

Earnings Per Share:
Basic	$1.09	$0.67	$2.92	$1.96

Diluted	$1.02	$0.64	$2.77	$1.88

Weighted Average Shares Outstanding:
Basic	23,692	25,091	24,373	25,083

Diluted	25,142	26,183	25,685	26,259

Transactions with Related Parties:
Revenue	$76,367	$50,494	$245,262	$154,988

Selling, General and Administrative Expenses	$541	$245	$1,893	$1,056

Revenue

The following table presents Revenue by segment:

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2011	2010	2011	2010

Service Revenue:
Mortgage Services	$77,174	$46,057	$224,942	$135,680
Financial Services	16,164	18,072	69,231	74,718
Technology Services	14,979	14,591	56,094	52,013
Eliminations	(3,962)	(4,419)	(15,509)	(15,385)

Total Service Revenue	104,355	74,301	334,758	247,026

Reimbursable Expenses:
Mortgage Services	24,903	13,739	80,124	44,550
Financial Services	238	670	1,950	2,899

Total Reimbursable Expenses	25,141	14,409	82,074	47,449

Cooperative Non-controlling Interests:
Mortgage Services	2,460	2,767	6,855	6,903

Total Revenue	$131,956	$91,477	$423,687	$301,378

Stock Repurchase Update

For the year ended December 31, 2011, the Company repurchased 1.6 million shares (0.6 million shares during the fourth quarter) of common stock on the open market at an average price of $37.57 per share under the stock repurchase program. Since inception of the program, 2.3 million shares of common stock have been repurchased on the open market at an average price of $34.55 per share.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. Eastern today to discuss fourth quarter results. A link to the live audio webcast will be available on our website through the Investor Relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via our website approximately two hours after the conclusion of the call.

About Altisource

Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high-value, technology-enabled knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, Except Per Share Data)

	September 30,	September 30,
	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and Cash Equivalents	$32,125	$22,134
Accounts Receivable, net	52,005	53,495
Prepaid Expenses and Other Current Assets	5,002	13,076
Deferred Tax Asset, net	1,133	551

Total Current Assets	90,265	89,256

Restricted Cash	158	1,045
Premises and Equipment, net	25,600	17,493
Deferred Tax Asset, net	4,373	1,206
Intangible Assets, net	64,950	72,428
Goodwill	14,915	11,836
Investment in Equity Affiliate	14,470	—
Other Non-current Assets	9,428	4,536

Total Assets	$224,159	$197,800

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	$44,867	$35,384

Capital Lease Obligations—Current	634	680
Other Current Liabilities	9,939	5,616

Total Current Liabilities	55,440	41,680

Capital Lease Obligations—Non-current	202	852
Other Non-current Liabilities	2,574	3,370

Commitment and Contingencies

Equity:
Common Stock ($1.00 par value; 100,000 shares authorized;
25,413 shares issued and 23,405 outstanding in 2011;
25,413 shares issued and 24,881 outstanding in 2010)	25,413	25,413
Retained Earnings	126,161	58,546
Additional Paid-in-Capital	83,229	79,297
Treasury Stock, at cost ($1.00 par value; 2,008 and 532 sharesin 2011 and 2010, respectively)	(72,048)	(14,418)

Altisource Equity	162,755	148,838

Non-controlling Interests	3,188	3,060

Total Equity	165,943	151,898

Total Liabilities and Equity	$224,159	$197,800

5